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                                                                 Exhibit 2.2

    FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT dated as of September 30, 1997 (the "First Amendment"), by and among Robert J. Longo (the "Seller"), Compost America Holding Company, Inc. (the "Purchaser") and R. J. Longo Construction Co., Inc. (the "Corporation") amending and supplementing that certain Stock Purchase Agreement dated as of September 17, 1997 (the "Original Agreement") by and among the Seller, the Purchaser and the Corporation. Terms defined in the Original Agreement are used herein as therein defined unless otherwise defined herein.

                                     WITNESSETH:

    WHEREAS, the Seller, the Purchaser and the Corporation previously entered into the Original Agreement and now wish to amend certain provisions of the Original Agreement in order to facilitate in an orderly fashion the consummation of the purchase of the Seller's common stock of the Corporation identified in the Original Agreement (the "Stock").

    NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations and warranties contained in this First Amendment and intending to be legally bound hereby, the parties hereto agree as follows:

    1. The Seller agrees that the Closing Date set forth in Section 1.04 of the Original Agreement shall be extended to a date that is on or before October 31, 1997, as determined by the Purchaser. The Seller further agrees that the Standstill Period defined in Section 5.03 of the Original Agreement is extended until the earlier to occur of (i) the Closing Date, or (ii) the close of business on October 31, 1997.

    2. There shall be added an additional subparagraph (k) to Section 6.02 of the Original Agreement which shall make it a condition of the Seller's obligation to consummate the Original Agreement that the Royalty Agreement (as hereinafter defined) shall have been executed and delivered by the parties hereto on or before the Closing Date.

    3. In consideration of Seller's consent to the extension of the Closing Date and the Standstill Period specified in paragraph 1 of this First Amendment, the Purchaser and the Seller agree that they shall negotiate, execute and deliver, on or before the Closing Date, a mutually acceptable agreement (the "Royalty Agreement"), substantially on the terms and conditions contained on the attached Exhibit A, which shall entitle the Seller to receive as additional consideration, royalty payments as provided for in Exhibit A, in connection with that certain New York City Solid Waste Contract (the "NYCSW Contract"), or any contract in replacement or substitution thereof, in the event that the

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Corporation shall elect, to proceed with its obligations under the NYCSW
Contract, which election shall be made within fifteen (15) days after the Closing Date. In no event shall the Corporation obtain the benefits of the NYCSW Contract without fulfilling its obligations to Seller under the Royalty Agreement. If the Corporation shall elect to abandon the NYCSW Contract, then the Royalty Agreement shall be deemed null and void and of no further force or effect.

    4. During the period from the date hereof until the earlier to occur of
(i)the Closing Date, or (ii)October 31, 1997, the Seller and the Corporation shall be entitled to do any and all things which they in their sole judgment deem necessary or desirable in connection with the submission of a bid in the name of the Corporation, including, but not limited to, making deposits or obtaining required bonds in connection with such bid.

    5. Except as amended and supplemented by this First Amendment, the Original Agreement is ratified and confirmed in all respects.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.


                        -------------------------
                        Robert J. Longo

                        R. J. Longo Construction Co., Inc.


                        By:
                           ----------------------

                        Compost America Holding Company, Inc.


                        By:
                           ----------------------

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                                      EXHIBIT A

    The Seller shall be entitled to submit a bid on behalf of the Corporation for the NYCSW Contract. Within fifteen (15) days after the Closing Date, the Purchaser shall have the option to elect to fulfill the Corporation's obligations under the NYCSW Contract or elect to abandon the NYCSW Contract. Such election shall be delivered to the Seller in writing within the time period specified.

    If the Corporation elects to fulfill its obligations under the NYCSW Contract, then Seller shall be entitled to royalty payments in connection therewith of $2.50 per ton of pre-tax income earned by the Corporation for each ton of solid waste attributable to the NYCSW Contract after the first $8.00 per ton of pre-tax income earned by the Corporation in accordance with the terms of the NYCSW Contract, as more specifically provided in the Royalty Agreement.

    If the Corporation abandons its interest in the NYCSW Contract, then the Royalty Agreement shall be deemed null and void and of no further force or effect.